Exhibit 4.5

EXECUTION VERSION

SECURITY AGREEMENT

dated as of

December 24, 2010

made by

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC,

BLACK ELK ENERGY FINANCE CORP.,

BLACK ELK ENERGY LAND OPERATIONS, LLC,

and

THE OTHER GRANTORS PARTY HERETO,

in favor of

CAPITAL ONE, N.A.,

not in its individual capacity, but solely as Administrative Agent

i

ii

SCHEDULES:

1.	Chief Executive Office of Grantor

2.	Description of Pledged Securities

3.	Filings and Other Actions Required to Perfect Security Interests

4.	Correct Legal Name, Location of Jurisdiction of Organization, Organizational Identification Number, Taxpayer Identification Number and Chief Executive Office

5.	Prior Names and Prior Chief Executive Office

6.	Intellectual Property

iii

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of December 24, 2010 (this “Agreement”), is made by Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (the “Borrower”), Black Elk Energy Finance Corp., a Texas corporation (“Finance”), Black Elk Energy Land Operations, LLC, a Texas limited liability company (“BEELO”, and together with Finance and the Borrower, the “Grantors” and each individually a “Grantor”) in favor of Capital One, N.A., (i) as Administrative Agent under the Credit Agreement (as defined below) and (ii) as collateral agent for BP Corporation North America, Inc. (“BP”) under the BP Intercreditor Agreement (as defined in the Credit Agreement), not in its individual capacity, but solely as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”), for the benefit of itself and the Secured Parties (as defined below).

RECITALS

A. The Borrower, the Collateral Agent and the lenders party thereto (the “Lenders”) are parties to that certain Credit Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make loans and other extensions of credit to the Borrower.

B. Each Grantor is either the Borrower or a direct or indirect subsidiary of the Borrower and as such will derive substantial direct and indirect benefits from making of loans and other extensions of credit by the Lenders under the Credit Agreement.

C. It is a condition precedent to the agreement of the Collateral Agent and the Lenders to enter into the Credit Agreement and the Lenders and the other Secured Parties (as hereinafter defined) to make loans and other extensions of credit to the Borrower that each Grantor grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as defined below).

NOW, THEREFORE, in consideration of the premises herein and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and the Secured Parties to make loans and other extensions of credit to the Borrower, the Grantors hereby agree with the Collateral Agent as follows:

ARTICLE I

Definitions

Section 1.01 Definitions.

(a) Terms defined above and elsewhere in this Agreement shall have their specified meaning. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The following terms, which are defined in the UCC (as defined herein), are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Supporting Obligations, and Tangible Chattel Paper.

(b) The following terms shall have the following meanings:

“Account Debtor” means any Person (other than the Grantors) obligated on an Account, Chattel Paper, or General Intangible.

“Collateral” has the meaning assigned such term in Section 2.01.

“Contracts” means all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) to which a Grantor now is, or hereafter will be, bound, or a party, beneficiary or assignee, in any event, including all contracts, undertakings, or agreements in or under which a Grantor may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Receivable.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyrights and rights and interests in copyrights and works protectable by copyright and all renewals and extensions thereof, and all copyright registrations and applications for registration of any such copyrights in the United States, any State thereof, or any other country or political subdivision thereof, including, without limitation, any of the foregoing referred to in Schedule 6.

“Copyright License” means all agreements, whether written or oral, providing for the grant by or to a Grantor of any right to use any Copyright, including, without limitation, any of the foregoing referred to in Schedule 6.

“Depository Accounts” has the meaning assigned to such term in Section 2.01.

“Excluded Account” means that certain deposit account maintained by the Borrower with the Collateral Agent as collateral security for the Borrower’s obligations under the LC Facility.

“Guarantors” means Finance, BEELO and any Person in the future that guarantees the Secured Obligations.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or in any other similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, including, without limitation, any of the foregoing referred to in Schedule 6 and all divisions, continuations and continuations-in-part thereof, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to a Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Permitted Liens” means Liens that are permitted pursuant to Section 9.03 of the Credit Agreement.

“Permitted Swap Agreements” means a Swap Agreement to which any Grantor is a party that is permitted pursuant to Section 9.17 of the Credit Agreement.

“Pledged Securities” means: (i) the equity interests (including any interests in a corporation, business trust, joint stock company, partnership, limited liability company or similar entity) described or referred to in Schedule 2; and (ii) (a) the certificates or instruments, if any, representing such equity interests, (b) all dividends (cash, stock or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such equity interests, (c) all financial assets, (d) all replacements, additions to and substitutions for any of the property referred to in this definition, including, without limitation, claims against third parties, (e) the proceeds, interest, profits and other income of or on any of the property referred to in this definition and (f) all books and records relating to any of the property referred to in this definition.

“Pledged Security Issuers” means, collectively, each issuer of a Pledged Security.

“Receivables” means all of a Grantor’s right, title and interest in, whether choate or inchoate, present and future accounts, accounts receivable, production payments, royalty payments, overriding royalty payments, profits, proceeds from the sale of Collateral, operating revenues, accounts from governmental authorities, instruments, general intangibles and rights to payment under all Contracts, income tax refunds, and other rights to the payment of money, together with all of the right, title and interest of a Grantor in and to (a) all security pledged, assigned, hypothecated or granted to or held by a Grantor to secure the foregoing, (b) all of any of such Grantor’s right, title and interest in and to any goods or services, the sale of which gave rise thereto, (c) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney granted to such Grantor for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all credit information, reports and memoranda relating thereto, and (f) all other writings related in any way to the foregoing.

“Records” means all of a Grantor’s present and future books, accounting records, files, computer files, computer programs, correspondence, credit files, records, ledger cards, invoices, and other records primarily related to any other items of Collateral, including, without limitation, all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of a Grantor or any computer bureau from time to time acting for a Grantor.

“Second Lien Creditor” has the meaning set forth in the Second Lien Intercreditor Agreement.

“Secured Obligations” means (i) all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, and (ii) all obligations of the Borrower under the BP Swap Agreement, in each case whether for principal, interest, fees, expenses, indemnification, or otherwise, including all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Collateral Agent or any Secured Party in connection with any suit or proceeding in connection with the performance by such Secured Party of any of the agreements contained in the Contracts, or in connection with any exercise of its remedies or rights hereunder, pursuant to the terms of this Agreement.

“Secured Parties” means the Collateral Agent, the Lenders, BP and each party to a Permitted Swap Agreement if such Person is a Lender or an Affiliate of a Lender.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Trademarks” means all of the following now owned or hereafter acquired by a Grantor: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, or otherwise, and (ii) all extensions or renewals thereof, including, without limitation, any of the foregoing referred to in Schedule 6.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to a Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“UCC” means the Uniform Commercial Code, as it may be amended, from time to time in effect in the State of Texas; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any Lien on any Collateral or on any of the Pledged Securities or the remedies available to the Secured Parties are governed by the Uniform Commercial Code as in effect in a jurisdiction other than Texas, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection or available remedies. References to sections of the UCC shall be construed to refer to any successor sections of the Uniform Commercial Code.

“W&T Escrow Accounts” means the escrow accounts established pursuant to the terms of the W&T Purchase Agreement, which such escrow accounts are subject to a Lien in favor of W&T in accordance with the terms of the W&T Purchase Agreement.

Section 1.02 Other Definitional Provisions; References. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The gender of all words shall include the masculine, feminine, and neuter, as appropriate. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an Exhibit, Schedule or Annex shall be deemed to refer to the applicable Exhibit, Schedule or Annex attached hereto unless otherwise stated herein. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral.

ARTICLE II

Grant of Security Interest

Section 2.01 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Collateral Agent, for the ratable benefit of the Secured Parties, and grants the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(1) all Accounts, Receivables, Inventory, Contracts, and Equity Interests in any other Grantor or any other Person;

(2) all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(3) all Commercial Tort Claims;

(4) all Copyrights;

(5) all Copyright Licenses;

(6) all Deposit Accounts established and maintained in the name of such Grantor or any other Person with any financial institution or any other Person (collectively, all such accounts being referred to herein as the “Depository Accounts”), together with all cash or other sums, securities and other property at any time thereafter on deposit or situated therein, credited thereto or payable thereon and all instruments, documents and other writings evidencing the Depository Accounts;

(7) all Documents;

(8) all General Intangibles (including, without limitation, rights in and under any Payment Intangibles);

(9) all Goods (including, without limitation, all Inventory, all Fixtures and all Equipment, including all machines, tooling, hardware, designs, software, or other licensing agreements, and any accessions thereto);

(10) all Instruments (including all promissory notes);

(11) all Investment Property (including securities);

(12) all letters of credit and Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(13) all Patents;

(14) all Patent Licenses;

(15) all Pledged Securities;

(16) all Records;

(17) all Trademarks;

(18) all Trademark Licenses;

(19) all books and records pertaining to the Collateral;

(20) all personal and fixture property of every kind and nature;

(21) all contract rights or rights to the payment of money and insurance claims and proceeds;

(22) to the extent not included above, all oil and gas leases, estates, rights to extract Hydrocarbons, easements, rights-of-way, operating agreements, unitization agreements, pooling agreements, Hydrocarbon sales agreements, oil and gas revenues, rigs, platforms, pipelines, tangible and intangible property, whether real, personal or mixed, associated with oil and gas leases, operating agreements, production agreements, farmout agreements, farmin agreements, equipment leases, geological and geophysical data or that property and Collateral pledged to the Collateral Agent under those other Security Instruments; and

(23) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

Notwithstanding anything herein to the contrary, the Collateral shall not include the Excluded Account.

Section 2.02 Transfer of Pledged Securities. Subject to the Second Lien Intercreditor Agreement, all certificates and instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Collateral Agent (for the ratable benefit of the Secured Parties), or a Person designated by the Collateral Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed in blank by an effective endorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Collateral Agent (for the ratable benefit of the Secured Parties). Notwithstanding the preceding sentence, all Pledged Securities must be delivered or transferred in such manner, and each Grantor shall take all such further action as necessary or as may be requested by the Collateral Agent, as to permit the Collateral Agent, on behalf of the Secured Parties, to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the UCC (if the Collateral Agent otherwise qualifies as a protected purchaser).

Section 2.03 Grantor Remains Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. The Collateral Agent and Secured Parties shall not have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating to such Account, Chattel Paper or Payment Intangible pursuant hereto, and the Collateral Agent shall not be obligated in any manner to perform any of the obligations of a Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 2.04 Pledged Securities. The granting of the foregoing security interest does not make the Collateral Agent, or the Secured Parties, a successor to the Grantors as a partner or member in any Pledged Security Issuer that is a partnership, limited partnership or limited liability company, as applicable, and the Collateral Agent, or the Secured Parties, and any of their respective successors or assigns hereunder shall not be deemed to have become a partner or member in any Pledged Security Issuer, as applicable, by accepting this Agreement or exercising any right granted herein unless and until such time, if any, when any such Person expressly becomes a partner or member in any Pledged Security Issuer, as applicable, and complies with any applicable transfer provisions set forth in the charter or organizational documents relating to an applicable Pledged Security after a foreclosure thereon.

ARTICLE III

No Subrogation, Contribution or Reimbursement

Notwithstanding any payment made by the Grantors hereunder or any set-off or application of funds of the Grantors by the Collateral Agent, on behalf of the Secured Parties, the Grantors shall not be entitled to be subrogated to any of the rights of the Collateral Agent or Secured Parties against the Grantors or any collateral security or guarantee or right of offset held by the Collateral Agent, on behalf of the Secured Parties, for the payment of the Secured Obligations and each Grantor hereby expressly waives, releases, and agrees not to exercise any all rights of subrogation, reimbursement, indemnity and contribution. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against any Collateral or security or guarantee or right of offset held by the Collateral Agent on behalf of the Secured Parties shall be junior and subordinate to any rights the Collateral Agent, on behalf of the Secured Parties, may have against such Grantor and to all right, title and interest the Secured Parties may have in any Collateral or security or guarantee or right of offset. The Collateral Agent, for the ratable benefit of the Secured Parties, may use, sell or dispose of any item of Collateral or security as it sees fit without regard to any subrogation rights the Grantors may have, and upon any disposition or sale, any rights of subrogation the Grantors may have shall terminate.

ARTICLE IV

Representations and Warranties

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and the Secured Parties to extend credit to the Borrower, the Grantors hereby represent and warrant, jointly and severally, to Collateral Agent and the Secured Parties that:

Section 4.01 Title; No Other Liens. Each Grantor is the legal and beneficial owner of its respective items of the Collateral free and clear of any and all Liens except for Permitted Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement and the other Loan Documents, or as are filed to secure the other Permitted Liens.

Section 4.02 Perfected First Priority Liens. The security interests granted to Collateral Agent, on behalf of and for the benefit of the Secured Parties, pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 will constitute valid perfected first priority security interests in that portion of the Collateral, except for Permitted Liens which have priority over the Liens on the Collateral by contract or operation of law, in which a security interest may be perfected by the filing of a financing statement in favor of the Collateral Agent under the UCC as collateral security for each Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from any Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens which have priority over the Liens on the Collateral by contract or operation of law.

Section 4.03 Legal Name, Organizational Status, Chief Executive Office. On the date hereof, the correct legal name of each Grantor, each Grantor’s jurisdiction of organization, organizational number, taxpayer identification number and the location of each Grantor’s chief executive office or sole place of business are specified on Schedule 4.

Section 4.04 Prior Names and Prior Chief Executive Offices. Schedule 5 correctly sets forth (a) all names and trade names that each Grantor has used in the last five (5) years and (b) the chief executive office of each Grantor over the last five (5) years (if different from that which is set forth in on Schedule 4).

Section 4.05 Pledged Securities. The shares (or such other interests) of Pledged Securities pledged by each Grantor hereunder constitute all the issued and outstanding shares (or such other interests) of all classes of the capital stock or other equity interests of each Pledged Security Issuer owned by each Grantor. All the shares (or such other interests) of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable, except to the extent that such shares or other interests are subject to future capital contribution requirements and to the extent that such nonassessability may be affected by applicable law. Each Grantor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens except Permitted Liens created by operation of law, or options in favor of, or claims of, any other Person.

Section 4.06 Goods. No portion of the Collateral constituting Goods is in the possession of a bailee that has issued a negotiable or non-negotiable document covering such Collateral.

Section 4.07 Instruments and Chattel Paper. To the extent required by Section 5.10, and subject to Section 9.19 of this Agreement and the terms of the Second Lien Intercreditor Agreement, each Grantor has delivered to the Collateral Agent (for the ratable benefit of the Secured Parties), all Collateral constituting Instruments and Chattel Paper. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Collateral Agent (for the ratable benefit of the Secured Parties) and the Second Lien Creditor, and the grant of a security interest in such Collateral in favor of and for the benefit of the Collateral Agent for the ratable benefit of the Secured Parties, hereunder does not violate the rights of any other Person as a secured party.

Section 4.08 Truth of Information; Accounts. All information with respect to the Collateral set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by a Grantor to the Collateral Agent, and all other written information heretofore or hereafter furnished by a Grantor to the Collateral Agent is and will be true and correct in all material respects as of the date furnished. The amount represented by a Grantor to the Collateral Agent from time to time as owing by each Account Debtor or by all Account Debtors in respect of the Accounts, Chattel Paper and Payment Intangibles will at such time be the correct amount actually owing by such Account Debtor or Account Debtors thereunder. The place where each Grantor keeps records concerning the Accounts, Chattel Paper and Payment Intangibles is its chief executive office.

Section 4.09 Governmental Obligors. None of the Account Debtors on a Grantor’s Accounts, Chattel Paper or Payment Intangibles in an aggregate amount in excess of $100,000 is a Governmental Authority subject to the Federal Assignment of Claims Act or like federal or state statute or rule.

Section 4.10 Patents and Trademarks. Except as set forth in Schedule 6, as of the date hereof, Grantors do not own any Patents, Patent Licenses, registered Trademarks or Trademark Licenses registered with federal or state authorities.

ARTICLE V

Covenants

The Grantors covenant and agree with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Secured Obligations shall have been paid in full:

Section 5.01 Maintenance of Perfected Security Interest; Further Documentation.

(a) The Grantors shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.02 and shall defend such security interest against the claims and demands of all Persons whomsoever except for the Permitted Liens.

(b) At any time and from time to time, at the joint and several expense of the Grantors, the Grantors will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that may be necessary under the UCC or other applicable law or as the Collateral Agent may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Collateral Agent, on behalf of the Secured Parties, to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.

(c) Without limiting the obligations of the Grantors under Section 5.01(b), subject to the terms of the Second Lien Intercreditor Agreement: (i) the Grantors shall take or cause to be taken all actions (other than any actions required to be taken by the Collateral Agent, on behalf of the Secured Parties) to cause (A) the Collateral Agent for the ratable benefit of the Secured Parties to have “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9-107 of the UCC) over any Collateral constituting Deposit Accounts (other than the W&T Escrow Accounts), Electronic Chattel Paper, Investment Property (including the Pledged Securities), or Letter-of-Credit Rights, including, without limitation, executing and delivering any agreements, in form and substance satisfactory to the Collateral Agent, with securities intermediaries, issuers or other Persons in order to establish “control”, and the Grantors shall promptly notify the Collateral Agent of any Grantor’s acquisition of any such Collateral; provided that, (1) any such agreement shall provide that the securities intermediary (or any Person acting in a similar capacity) shall comply with instructions originated by the Collateral Agent after the occurrence of an Event of Default with respect to the disposition of funds without further consent of any Grantor and (2) so long as no Event of Default has occurred that is continuing, the Collateral Agent, on behalf of the Secured Parties, will not exercise its rights and remedies under any such agreement, and (B) to cause the Collateral Agent for the ratable benefit of the Secured Parties be a “protected purchaser” (as defined in Section 8-303 of the UCC); (ii) with respect to Collateral other than certificated securities and goods covered by a document in the possession of a Person other than such Grantor, the Collateral Agent, on behalf of the Secured Parties, or the Second Lien Creditor, the Grantors shall obtain written acknowledgment that such Person holds possession for the Collateral Agent’s benefit; and (iii) with respect to any Collateral constituting Goods with an aggregate value in excess of $25,000 that are in the possession of a bailee, the Grantors shall provide prompt notice to the Collateral Agent of any such Collateral then in the possession of such bailee, and the Grantors shall take or cause to be taken all actions (other than any actions required to be taken by the Secured Parties) necessary or requested by the Collateral Agent to cause the Secured Parties to have a perfected security interest in such Collateral under applicable law.

(d) This Section 5.01 and the obligations imposed on the Grantors by this Section 5.01 shall be interpreted as broadly as possible in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in order to effectuate the purpose and intent of this Agreement.

Section 5.02 Maintenance of Records. Each Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts. For the Collateral Agent’s security as provided in Section 2.01 above, the Collateral Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral, and each Grantor shall give access to any such books and records to the Collateral Agent or to its representatives during normal business hours at the request of the Collateral Agent, upon reasonable prior notice (so long as no Event of Default has occurred and is continuing, whereupon the Collateral Agent need not provide any notice), and shall provide such clerical and other assistance as may be reasonably requested with regard thereto.

Section 5.03 Right of Inspection. The Collateral Agent and its representatives shall at all times upon reasonable prior request (so long as no Event of Default has occurred and is continuing, whereupon the Collateral Agent need not provide any notice) have full and free access during normal business hours to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof and shall at all reasonable times also have the right to enter into and upon any premises where any of the Collateral (including, without limitation, Inventory or Equipment) is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein, and the Grantors agree to render to the Secured Parties and its representatives, at the Grantors’ joint and several cost and expense, such clerical and other assistance as may be reasonably requested with regard to any of the foregoing.

Section 5.04 Further Identification of Collateral. Each Grantor will furnish to the Collateral Agent from time to time, at the Grantors’ joint and several cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 5.05 Changes in Locations, Name, etc. Each Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Grantor maintains any Collateral or is organized. Without limitation of any other covenant herein, no Grantor will cause or permit any change to be made to (i) its name, identity or corporate structure or (ii) Grantor’s jurisdiction of organization or (iii) the location of any Collateral, in each case, where such change would cause the perfection of the Collateral Agent’s security interest, for the ratable benefit of the Secured Parties, to lapse, unless such Grantor shall have first (A) notified the Collateral Agent of such change at least thirty (30) days prior to the effective date of such change, and (B) taken all action necessary for the purpose of maintaining the perfection and priority of the Collateral Agent’s security interests under this Agreement. In any notice furnished pursuant to this Section 5.05, each Grantor will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or amendments to previously filed financing statements or other notices for the purposes of continuing perfection and priority of the Collateral Agent’s security interest for the ratable benefit of the Secured Parties in the Collateral.

Section 5.06 Compliance with Contractual Obligations. Each Grantor will perform and comply in all material respects with all its contractual obligations relating to the Collateral (including, without limitation, with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each Account).

Section 5.07 Limitations on Dispositions of Collateral. The Collateral Agent does not authorize, and Grantors agree not to sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except in compliance with Section 9.09 or Section 9.11 of the Credit Agreement, as applicable.

Section 5.08 Pledged Securities.

(a) If any Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the capital stock or other equity interests of any Pledged Security Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent, on behalf of the Secured Parties, hold the same in trust for the Collateral Agent, on behalf of the Secured Parties, and, subject to the terms of the Second Lien Intercreditor Agreement, deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, for the ratable benefit of the Secured Parties, if required, together with an undated stock power or other equivalent instrument of transfer acceptable to the Collateral Agent covering such certificate or instrument duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, for the ratable benefit of the Secured Parties, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(b) Unless otherwise permitted by the Credit Agreement, no Grantor will (i) create, incur or permit to exist any Lien or options in favor of, or any claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for (x) the security interests created by this Agreement, (y) the Liens in favor of the Second Lien Creditor and (z) the other Permitted Liens created by operation of law, or (ii) except for those undertakings or agreements contained in the charter or other organizational documents of the applicable Pledged Security Issuer or the Second Lien Security Documents (as defined in the Second Lien Intercreditor Agreement), enter into any agreement or undertaking restricting the right or ability of any Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof.

(c) If a Grantor is a Pledged Security Issuer, then such Grantor, as Pledged Security Issuer, agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.08(a) with respect to the Pledged Securities issued by it and (iii) the terms of Section 6.01(c) and Section 6.05 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.01(c) or Section 6.05 with respect to the Pledged Securities issued by it.

(d) Each Grantor shall furnish to the Collateral Agent such stock powers and other equivalent instruments of transfer as to assure the transferability of and the perfection of the security interest in the Pledged Securities, subject to the terms of the Second Lien Intercreditor Agreement.

(e) The Pledged Securities will at all times constitute not less than 100% of the capital stock or other equity interests of the Pledged Security Issuer thereof owned by such Grantor. Except as permitted by the Credit Agreement, Grantor will not permit any Pledged Security Issuer of any of the Pledged Securities (other than itself) to issue any new shares (or other interests) of any class of capital stock or other equity interests of such Pledged Security Issuer unless immediately upon issuance the same are pledged to the Collateral Agent and, if applicable, delivered to the Collateral Agent pursuant to the terms hereof to the extent necessary to give Collateral Agent, for the ratable benefit of the Secured Parties, a second priority security interest therein.

Section 5.09 Limitations on Modifications, Waivers, Extensions of Agreements Giving Rise to Accounts. Other than in the ordinary course of business and provided an Event of Default has not occurred and is not continuing, no Grantor will, without the Collateral Agent’s consent (not to be unreasonably withheld or delayed), (a) amend, modify, terminate or waive any provision of any Chattel Paper, Instrument or any agreement giving rise to an Account or Payment Intangible in any manner which could reasonably be expected to materially adversely affect the value of such Chattel Paper, Instrument, Payment Intangible or Account as Collateral,

or (b) fail to exercise promptly and diligently each and every material right which it may have under any Chattel Paper, Instrument and each agreement giving rise to an Account or Payment Intangible (other than any right of termination). During the continuance of an Event of Default, Grantor shall deliver to the Collateral Agent a copy of each material demand, notice or document received by it relating in any way to any Chattel Paper, Instrument or any agreement giving rise to an Account or Payment Intangible.

Section 5.10 Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, such Instrument or Tangible Chattel Paper shall, subject to the terms of the Second Lien Intercreditor Agreement, be promptly delivered to the Collateral Agent (for the ratable benefit of the Secured Parties), duly endorsed in a manner satisfactory to the Collateral Agent as Collateral pursuant to this Agreement; provided that, so long as no Event of Default has occurred that is continuing, Grantor shall only be required to deliver Instruments and Tangible Chattel Paper to the Control Agent to the extent that the aggregate value of the unpaid principal balance thereof exceeds the amount of $25,000.

Section 5.11 Copyrights, Patents and Trademarks. Whenever any Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright, Patent or Trademark with the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five (5) Business Days after the last day of the fiscal month in which such filing occurs. Such Grantor shall execute and deliver any and all agreements, instruments, documents, and papers as necessary to evidence the Collateral Agent’s security interest, for the ratable benefit of the Secured Parties, in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby, and such Grantor hereby appoints the Collateral Agent its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Secured Obligations are paid in full and the Credit Agreement is terminated; provided, however, in no event shall the Collateral Agent be obligated to make such filings.

Section 5.12 Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim that satisfies the requirements of the following sentence, such Grantor shall, within thirty (30) days after such Commercial Tort Claim satisfies such requirements, notify the Collateral Agent in a writing signed by such Grantor containing a brief description thereof, and granting to the Collateral Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement. The provisions of the preceding sentence shall apply only to a Commercial Tort Claim that satisfies the following requirements: (a) the monetary value claimed by or payable to such Grantor in connection with such Commercial Tort Claim shall exceed $25,000, and either (b) (i) such Grantor shall have filed a law suit or counterclaim or otherwise commenced legal proceedings (including, without limitation, arbitration proceedings) against the Person against whom such Commercial Tort Claim is made, or (ii) such Grantor and the Person against whom such Commercial Tort Claim is asserted shall have entered into a settlement agreement with respect to such Commercial Tort Claim. In addition, to the extent that the existence of any

Commercial Tort Claim held or acquired by such Grantor is disclosed by such Grantor in any public filing with the Securities Exchange Commission or any successor thereto or analogous Governmental Authority, or to the extent that the existence of any such Commercial Tort Claim is disclosed in any press release issued by such Grantor, then, upon the request of the Collateral Agent, such Grantor shall, within thirty (30) days after such request is made, transmit to the Collateral Agent a writing signed by such Grantor containing a brief description of such Commercial Tort Claim and granting to the Collateral Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement. Notwithstanding anything to the contrary herein, for so long as an Event of Default has not occurred and is not continuing, a Grantor shall have full and complete power and authority to prosecute, settle, compromise or dismiss any Commercial Tort Claim, without any consent from or other involvement of the Collateral Agent.

Section 5.13 Limitation on Perfection of Security Interests.

(a) Chattel Paper and Instruments. The perfection of the security interest granted in Section 2.01 above in Chattel Paper (whether Tangible or Electronic) and Instruments, respectively, will be effected solely by filing an appropriate financing statement under the applicable UCC so long as, with respect to such Chattel Paper or Instruments, the face amount thereof does not exceed an aggregate of $25,000.

(b) Documents. The perfection of the security interest granted in Section 2.01 above in Documents will be effected solely by filing an appropriate financing statement under the applicable UCC so long as the value of the goods covered by Documents does not exceed an aggregate of $25,000.

(c) Letter-of-Credit Rights. The perfection of the security interest granted in Section 2.01 above in Letter-of-Credit Rights will be required only with respect to any individual Letter-of-Credit Right the face amount of which exceeds $25,000.

(d) Vehicles; Mobile Goods. The perfection of the security interest granted in Section 2.01 above in any motor vehicle or individual mobile good for which perfection must be effected by a means other than the filing of an appropriate financing statement under the applicable UCC will be required only if the value of such motor vehicle or individual mobile good, as applicable, exceeds $25,000.

(e) Oil and Gas Interests. The perfection of the security interest granted in Section 2.01 above in any oil and gas interest or assets will be perfected by the filing of a mortgage or other Collateral Agreement and financing statement in the state, county, parish and/or agency as appropriate, in which the oil and gas interests are located and in the state in which each Grantor is located.

(f) Certain Foreign Assets. With respect to any personal property of a Grantor located in a jurisdiction other than the United States or any State thereof, other than Pledged Securities issued by a Subsidiary, as to which the security interest granted hereunder may not be perfected by (i) filing financing statements under the UCC, (ii) recording of a United States vessel mortgage or aircraft mortgage, (iii) possession or “control” (as defined in Section

8106 or Article 9 of the UCC) thereof in the United States, (iv) notation as secured party on any certificate of title or other title document with respect to titled goods, or (v) compliance with the provisions of any statute, regulation, or treaty of the United States or any State thereof, no Grantor will be required to take any action necessary to perfect such security interest under the laws of the jurisdiction in which such property is located unless the value of such personal property exceeds $25,000.

ARTICLE VI

Remedial Provisions

Section 6.01 Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent, subject to the terms of the Second Lien Intercreditor Agreement, shall have given notice to the Grantors of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.01(b), the Grantors shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Issuer, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

(b) If an Event of Default shall occur and be continuing, then at any time in the Collateral Agent’s discretion, subject to the terms of the Second Lien Intercreditor Agreement, without notice, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in accordance with the terms and provisions of Section 10.02(c) of the Credit Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent, for the ratable benefit of the Secured Parties, or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders (or other equivalent body) of the relevant Pledged Security Issuer or Pledged Security Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Pledged Security Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Pledged Security Issuer of any Pledged Securities pledged by such Grantor hereunder (and each Pledged Security Issuer party hereto hereby agrees) to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement and the Second Lien Intercreditor Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Pledge Security Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent, for the ratable benefit of the Secured Parties, subject to the terms of the Second Lien Intercreditor Agreement.

(d) After the occurrence and during the continuation of an Event of Default, if the Pledged Security Issuer of any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of Grantors, or any of them, in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Pledged Security Issuer shall cease, and all such rights shall thereupon, subject to the terms of the Second Lien Intercreditor Agreement, become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Collateral Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

Section 6.02 Collections on Accounts, Etc. The Collateral Agent hereby authorizes Grantor to collect upon the Accounts, Instruments, Chattel Paper and Payment Intangibles subject to the Collateral Agent’s direction and control, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon the request of the Collateral Agent, subject to the terms of the Second Lien Intercreditor Agreement, at any time after the occurrence and during the continuance of an Event of Default, Grantors shall notify the Account Debtor that the applicable Accounts, Chattel Paper and Payment Intangibles have been assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent. The Collateral Agent may in its own name or in the name of others communicate with the Account Debtor to verify with them to its satisfaction the existence, amount and terms of any Accounts, Chattel Paper or Payment Intangibles.

Section 6.03 Oil and Gas Interests. The Collateral Agent shall be authorized to act on and deal with each Grantor’s Oil and Gas Property in the manner set forth in the Collateral Agreements, as filed in the state, county, parish and/or agency, as appropriate, in which such Grantor has Oil and Gas Property.

Section 6.04 Proceeds. If required by the Collateral Agent, subject to the terms of the Second Lien Intercreditor Agreement, at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles, when collected or received by any Grantor, and any other cash or non-cash Proceeds received by such Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a special collateral account maintained by the Collateral Agent, subject to withdrawal by the Collateral Agent only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Collateral Agent segregated from other funds of such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments) while held by the Collateral Agent, for the ratable benefit of the Secured Parties (or by such Grantor in trust for the Collateral Agent), shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided, nor shall it constitute payment of indebtedness owed to the Second Lien Creditor. The Collateral Agent shall, subject to the terms of the Second Lien Intercreditor Agreement, apply all or any part of the funds on deposit in said special collateral account on account of the Secured Obligations in accordance with the provisions of Section 10.02(c) of the Credit Agreement, and any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Collateral Agent to the Grantors or to whomsoever may be lawfully entitled to receive the same.

Section 6.05 UCC and Other Remedies. Subject to the terms of the Second Lien Intercreditor Agreement:

(a) If an Event of Default shall occur and be continuing, the Collateral Agent may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to it in this Agreement, the other Loan Documents, and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights, remedies, powers and privileges of a secured party under the UCC (whether the UCC is in effect in the jurisdiction where such rights, remedies, powers or privileges are asserted) or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon Grantors or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent, on behalf of the Secured Parties, shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Collateral Agent either to itself or to any other Person shall be absolutely free from any claim of right by Grantors, including any equity or right of redemption, stay or appraisal which any Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.05, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with the terms and provisions of Section 10.02(c) of the Credit Agreement, and only after such application and after the payment by the Secured Parties of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(b) In the event that the Collateral Agent elects not to sell the Collateral, the Collateral Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Secured Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Collateral Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Section 6.06 Private Sales of Pledged Securities. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 6.06 valid and binding and in compliance with any and all other applicable Governmental Requirements. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.06 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.06 shall be specifically enforceable against each Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

Section 6.07 Waiver; Deficiency. Each Grantor waives and agrees not to assert any rights or privileges which it may acquire under the UCC or any other applicable law. Grantors jointly and severally shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any agents or attorneys employed by the Collateral Agent to collect such deficiency.

Section 6.08 Non-Judicial Enforcement. The Collateral Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Collateral Agent to enforce its rights by judicial process.

Section 6.09 Reasonable Notice. The Collateral Agent will give the applicable Grantor at least ten (10) days’ notice of the time and place of any public sale of any Collateral, or of the time after which any private sale or other intended disposition of the Collateral is to be made. Such notice, in the case of public sale, shall state the time and place fixed for such sale and, in the case of private sale, the time after which such sale is to be made.

ARTICLE VII

The Collateral Agent

Section 7.01 Collateral Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by any Grantor, to do any or all of the following, in each case subject to the terms of the Second Lien Intercreditor Agreement:

(i) unless being disputed pursuant to Section 8.04 of the Credit Agreement, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefore and the costs thereof;

(ii) execute, in connection with any sale provided for in Section 6.05 or Section 6.06, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii)(A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral

Agent for the purpose of collecting any and all such moneys due under any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against any Grantor, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and to execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against any Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (I) subject to any licenses existing at the time of such assignment, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent, subject to the terms of the Credit Agreement, shall in its sole discretion determine; and (J) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent was the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and Grantors’ expense, on a joint and several basis, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as a Grantor might do.

Anything in this Section 7.01(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.01(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.01, together with interest thereon calculated at the rate set forth in Section 3.02(c) of the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by Grantors, shall be payable by Grantors, jointly and severally, to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.02 Duty of the Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. The Collateral Agent and its officers, directors, employees or agents shall not be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall not be under any obligation to sell or otherwise dispose of any Collateral upon the request of a Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents (collectively, the “Indemnitees”) shall be responsible to any Grantor for any act or failure to act hereunder, NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH EXCULPATION SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. To the fullest extent permitted by applicable law, the Collateral Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Secured Obligations, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Collateral Agent or Secured Parties to proceed against Grantors, or any of them, or other Person, exhaust any Collateral or enforce any other remedy which the Collateral Agent or Secured Parties now have or may hereafter have against Grantor or any other Person.

Section 7.03 Execution of Financing Statements. Pursuant to the UCC and any other applicable law, each Grantor authorizes the Collateral Agent, its counselor or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement; it being understood that such authorization is not an obligation and in no circumstances will the Collateral Agent be required to file financing statements. Additionally, each Grantor authorizes the Collateral Agent, its counselor or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of Grantor,” “all personal property of Grantor” or words of similar effect, but expressly excluding the Excluded Account.

Section 7.04 Hazardous Materials. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent shall not be liable to any Grantor, or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any Person (including the Collateral Agent) other than a Grantor, the Required Lenders shall direct the Collateral Agent to appoint an appropriately qualified Person (excluding the Collateral Agent) who they shall designate to possess, own, operate or manage, as the case may be, the Collateral.

Section 7.05 Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of god, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.06 Consequential Damages. In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.07 Incorporation of Rights. All of the rights, protections and immunities granted to the Collateral Agent and the Lenders under the Credit Agreement shall inure to the benefit of the Collateral Agent and the Lenders and are incorporated herein.

ARTICLE VIII

Subordination of Debt

Section 8.01 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of any Guarantor, or any other debtor to any Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

Section 8.02 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, the Collateral Agent shall have the right to prove its claim in any proceeding, so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Collateral Agent for application against the Secured Obligations as provided in Section 10.02(c) of the Credit Agreement. Should the Collateral Agent receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as to such Guarantor, shall constitute a credit upon such Guarantor Claims, then upon payment in full of the Secured Obligations, the intended recipient shall become subrogated to the rights of the Collateral Agent to the extent that such payments to the Collateral Agent on such Guarantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured Obligations which would have been unpaid if the Collateral Agent had not received dividends or payments upon such Guarantor Claims.

Section 8.03 Payments Held in Trust. In the event that notwithstanding Section 8.01 and Section 8.02, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Collateral Agent an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Collateral Agent; and each Grantor covenants promptly to pay the same to the Collateral Agent.

Section 8.04 Liens Subordinate. Each Grantor agrees that, until the Secured Obligations are paid in full, any Liens securing payment of any Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of the Secured Parties presently exist or are hereafter created or attach. Without the prior written consent of the Collateral Agent, no Guarantor, during the period in which any of the Secured Obligations is outstanding, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of any of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

Section 8.05 Notation of Records. Upon the request of the Collateral Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. Any notice required or permitted to be given under or in connection with this Agreement shall be given in accordance with Section 12.01 of the Credit Agreement.

Section 9.02 Payment of Expenses, Indemnities, Etc.

(a) The Grantors jointly and severally agree to pay or promptly reimburse the Collateral Agent for all reasonable advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all reasonable attorneys’ fees, legal expenses and court costs) incurred by the Collateral Agent in connection with the exercise of its rights and remedies hereunder, including, without limitation, any reasonable advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Collateral Agent under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party.

(b) EACH GRANTOR AGREES TO PAY, AND TO SAVE THE COLLATERAL AGENT AND EACH OTHER INDEMNITEE HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND REASONABLE ATTORNEYS’ FEES, ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, ANY AND ALL STAMP, EXCISE, SALES OR OTHER TAXES WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE WITH RESPECT TO ANY OF THE COLLATERAL OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) INCURRED BECAUSE OF, INCIDENT TO, OR WITH RESPECT TO, THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, ANY EXERCISE OF RIGHTS OR REMEDIES IN CONNECTION THEREWITH) OR THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE AND ADMINISTRATION OF THIS AGREEMENT, TO THE EXTENT ANY GRANTOR WOULD BE REQUIRED TO DO SO PURSUANT TO SECTION 12.03 OF THE CREDIT AGREEMENT IF SUCH GRANTOR WAS A PARTY TO THE CREDIT AGREEMENT. ALL AMOUNTS FOR WHICH ANY GRANTOR IS LIABLE PURSUANT TO THIS SECTION 9.02 SHALL BE DUE AND PAYABLE JOINTLY AND SEVERALLY BY GRANTORS TO THE COLLATERAL AGENT UPON DEMAND.

Section 9.03 Amendments and Waivers. The Collateral Agent’s acceptance, on behalf of the Secured Parties, of partial or delinquent payments or any forbearance, failure or delay by the Collateral Agent or Secured Parties in exercising any right, power or remedy hereunder shall not be deemed a waiver of any obligation of the Grantors, or of any right, power or remedy of the Collateral Agent or Secured Parties; and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof. The Collateral Agent, on behalf of the Secured Parties, may remedy any Event of Default hereunder or in connection with the Secured Obligations without waiving the Event of Default so remedied. Each Grantor hereby agrees that if the Collateral Agent, on behalf of the Secured Parties, agrees to a waiver of any provision hereunder, or an exchange of or release of the Collateral, or the addition or release of any Grantor or other Person, any such action shall not constitute a waiver of any of the Collateral Agent’s or the Secured Parties’ other rights or of such Grantor’s obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by the Grantors, and the Collateral Agent, on behalf of the Secured Parties, and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

Section 9.04 Possession of Collateral. The Collateral Agent shall be deemed to have possession of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

Section 9.05 Redelivery of Collateral. If any sale or transfer of Collateral by the Collateral Agent for the ratable benefit of the Secured Parties, results in full satisfaction of the Secured Obligations, and after such sale or transfer and discharge there remains a surplus of proceeds, the Collateral Agent, subject to the terms of the Credit Agreement, will deliver to the Grantors or to such other Person entitled thereto such excess proceeds in a commercially reasonable time; provided, however, that the Collateral Agent shall not have any liability for any interest, cost or expense in connection with any delay in delivering such proceeds to the Grantors or such other Person.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of any Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

Section 9.07 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any of the Loan Documents to which a Grantor is a party shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Documents.

Section 9.08 Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 9.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 9.11 No Oral Agreements. This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THE SECOND LIEN DOCUMENTS.

Section 9.12 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS EXCLUSIVE AND PRECLUDES A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OF THE CREDIT AGREEMENT OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 OF THE CREDIT AGREEMENT (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY TO THIS AGREEMENT HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 9.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) the Collateral Agent does not have any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Grantors, or any of them, on the one hand, and the Collateral Agent, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Grantors and the Secured Parties.

(d) each of the parties hereto specifically agrees that it has a duty to read this Agreement and the Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Loan Documents; and has received the advice of its attorney in entering into this Agreement and the Loan Documents; and that it recognizes that certain of the terms of this Agreement and the Loan Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Loan Documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

(e) each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Grantor otherwise may have against any Grantor, the Collateral Agent or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 9.14 Reserved.

Section 9.15 Set-Off. If an Event of Default shall have occurred and be continuing, each Grantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim, the Collateral Agent, on behalf of the Secured Parties, may otherwise have, the Collateral Agent shall have the right and be entitled, at its option, to offset balances held by it or by any of its Affiliates for account of Grantors, or any of them, or any Subsidiary at any of its offices, in United States dollars or in any other currency against any principal of or interest on any Note, or any other amount due and payable to the Collateral Agent or the Secured Parties under any Loan Document, which is not paid when due (regardless of whether such balances are then due to such Person), in which case it shall promptly notify such Grantor thereof, provided that the Collateral Agent’s failure to give such notice shall not affect the validity thereof.

Section 9.16 Releases.

(a) Release Upon Payment in Full. This Agreement and the grant of the security interest created hereby shall terminate when all of the Secured Obligations have been indefeasibly paid in full and any other obligations of the Collateral Agent or the Secured Parties have been terminated, at which time the Collateral Agent, on behalf of the Secured Parties, shall execute and deliver to Grantors or Grantors’ designee, at Grantor’s expense, a written release and all UCC termination statements and similar documents which Grantors shall reasonably request to evidence such termination. Upon such termination, the Collateral Agent, on behalf of the Secured Parties, at the written request and expense of Grantors, will promptly release, reassign and transfer the Collateral to the applicable Grantor and declare this Agreement to be of no further force or effect.

(b) Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then such Collateral shall be released from the Liens created hereby, and the Collateral Agent, at the request and joint and several sole expense of Grantors, shall promptly execute and deliver to Grantors all releases or other documents reasonably necessary for the release of the Liens created hereby on such Collateral and the capital stock of Grantors.

(c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Collateral Agent hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Collateral Agent shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 9.16(a).

Section 9.17 Reinstatement. The obligations of the parties under Section 9.02 shall survive the repayment of the Secured Obligations. The obligations of Grantors under this Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Secured Parties upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 9.18 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Collateral Agent.

Section 9.19 Credit Agreement; Second Lien Intercreditor Agreement. If there is a conflict between the terms of the Credit Agreement and this Agreement, the terms of the Credit Agreement will control. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Second Lien Intercreditor Agreement. If there is a conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement will control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:	BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

	By:	/s/ James Hagemeier
Name:
Title:

BLACK ELK ENERGY FINANCE CORP.

	By:	/s/ James Hagemeier
Name:
Title:

BLACK ELK ENERGY LAND OPERATIONS, LLC

	By:	/s/ James Hagemeier
Name:
Title:

[SIGNATURE PAGE TO SECURITY AGREEMENT]

S-1

Acknowledged and Agreed to as on the date hereof by:

CAPITAL ONE, N.A., as Administrative Agent under the Credit Agreement, not in its individual capacity but solely as Collateral Agent

By:	/s/ Eric Broussard Name: Eric Broussard Title: Senior Vice President

[SIGNATURE PAGE TO SECURITY AGREEMENT]

S-2

Schedule 1

CHIEF EXECUTIVE OFFICE OF GRANTORS

Black Elk Energy Offshore Operations, LLC

Black Elk Energy Finance Corp.

Black Elk Energy Land Operations, LLC

Address:

11451 Katy Freeway, Suite 500

Houston, Texas 77079

Attention: James F. Hagemeier

Telephone: 281-507-7652

Facsimile: 281-598-8601

Schedule 1 - 1

Schedule 2

DESCRIPTION OF PLEDGED SECURITIES

All of the capital stock of Black Elk Energy Finance Corp. and all of the membership interests of Black Elk Energy Land Operations, LLC.

Schedule 2 - 1

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

A. UCC-1 with Black Elk Energy Offshore Operations, LLC as debtor and the Collateral Agent as secured party to be filed with the Secretary of State of Texas, listing all present and future assets of Black Elk Energy Offshore Operations, LLC (other than the Excluded Account) as collateral.

B. UCC-l with Black Elk Energy Land Operations, LLC as debtor and the Collateral Agent as secured party to be filed with the Secretary of State of Texas, listing all present and future assets of Black Elk Energy Land Operations, LLC as collateral.

C. UCC-l with Black Elk Energy Finance Corp. as debtor and the Collateral Agent as secured party to be filed with the Secretary of State of Texas, listing all present and future assets of Black Elk Energy Finance Corp. as collateral.

Delivery to Collateral Agent of Pledged Securities

A. One thousand (1,000) shares of common stock per certificate No. 2 of Black Elk Energy Finance Corp. together with corresponding stock power.

Trademarks, Patents and Copyrights

A. NONE

Schedule 3 - 1

Schedule 4

CORRECT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION,

ORGANIZATIONAL IDENTIFICATION NUMBER, TAXPAYER IDENTIFICATION

NUMBER AND CHIEF EXECUTIVE OFFICE

1.	Black Elk Energy Offshore Operations, LLC Organizational Identification Number: 800899957 Taxpayer Identification Number: 38-3769404
Chief Executive Office: As provided on Schedule 1

2.	Black Elk Energy Land Operations, LLC Organizational Identification Number: 800899944 Taxpayer Identification Number: 38-3769402
Chief Executive Office: As provided on Schedule 1

3.	Black Elk Energy Finance Corp. Organizational Identification Number: 801335730
Taxpayer Identification Number: 80-0656113 Chief Executive Office: As provided on Schedule 1

Schedule 4 - 1

Schedule 5

PRIOR NAMES AND PRIOR CHIEF EXECUTIVE OFFICES

A.	Prior Names:
None.

B.	Prior Chief Executive Offices:

1710 Dairy Ashford Suite 212
Houston, Texas 77077

Schedule 5 - 1

Schedule 6

INTELLECTUAL PROPERTY

Patents:

1. None

Patent Licenses:

1. None

Trademarks:

1. Only marks and names in accordance with common law.

Trademark Licenses:

1. None.

Copyrights:

1. None

Copyright Licenses:

1. None

Schedule 6 - 1